EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400
Release Date:	November 21, 2012 For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2012 AND FISCAL YEAR

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended September 30, 2012 of $217,000 compared to a net loss of $1.0 million for the three months ended September 30, 2011. Additionally, the Company reported net income of $2.0 million for the fiscal year ended September 30, 2012 compared to a net loss of $6.1 million for the fiscal year ended September 30, 2011.

On October 11, 2012, we successfully completed our second-step conversion and related public stock offering.  Malvern Federal Savings Bank is now 100% owned by the Company and the Company is 100% owned by public shareholders. A total of 3,636,875 shares of common stock were sold in the subscription offering at $10.00 per share for gross proceeds of $36.4 million. Concurrent with the completion of the offering, shares of common stock of the former federally chartered mid-tier holding company for the Bank, Malvern Federal Bancorp, Inc., owned by the public stockholders were converted into the right to receive 1.0748  shares of the Company’s common stock.  As a result of the stock offering and exchange, the Company now has 6,558,473 shares outstanding.  Our capital at and for the quarter and fiscal year ended September 30, 2012 does not include the effects of the second-step conversion and stock offering.

The provision for loan losses was $450,000 for the quarter ended September 30, 2012 compared to $1.8 million for the quarter ended September 30, 2011.  For the fiscal year ended September 30, 2012, the provision for loan losses was $810,000 compared to $12.4 million for the fiscal year ended September 30, 2011. The $11.6 million difference in the provision for loan losses for the year ended September 30, 2012, among other things, reflects the overall improvement in the trend of our levels of delinquent, impaired and non-performing loans. In addition to the improvements in the levels of our delinquent, impaired and non-performing loans during the year ended September 30, 2012, the reduction in the provision for loan losses during the fiscal 2012 period also reflects a significant reduction in net loan charge-offs in fiscal 2012 compared to fiscal 2011. Our total charge-offs for the year ended September 30, 2012 were $4.6 million, a $5.9 million, or 56.2%, improvement compared to $10.6 million of charge-offs during the year ended September 30, 2011. We recorded $1.3 million in recoveries to the allowance for loan losses during the year ended September 30, 2012. Our net loan charge-offs were $3.3 million in fiscal 2012 compared to $10.5 million in fiscal 2011. As of September 30, 2012, the balance of the allowance for loan losses was $7.6 million, or 1.6% of gross loans and 77.8% of non-accruing loans, compared to an allowance for loan losses of $10.1 million or 2.0% of gross loans and 78.2% of non-accruing loans at September 30, 2011.

The Company’s net interest income for the three months ended September 30, 2012 was $4.1 million, a decrease of $703,000 compared to the three month ended September 30, 2011.  The Company's net interest rate spread of 2.52% and net interest margin of 2.66% for the three months ended September 30, 2012 decreased when compared to a net interest rate spread of 2.92% and a net interest margin of 3.05% for the fourth quarter of fiscal 2011. Similarly, the Company’s net interest income for the year ended September 30, 2012 was $17.4 million, a decrease of $2.2 million compared to the year ended September 30, 2011.  The Company's net interest rate spread of 2.67% and net interest margin of 2.79% for the year ended September 30, 2012 decreased when compared to a net interest rate spread of 2.88% and a net interest margin of 3.02% for the year ended September 30, 2011.

The Company’s interest and dividend income decreased by $1.1 million in the three month period ended September 30, 2012 compared to the three month period ended September 30, 2011.  Interest income decreased in the three months ended September 30, 2012 from the prior comparable period in fiscal 2011 due primarily to a $1.1 million, or 16.1%, decrease in interest earned on loans.  During the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011, the average yield on the Company’s loan portfolio decreased by 35 basis points to 4.88% from 5.23%. The average balance of loans receivable decreased by $52.9 million, or 10.2%, in the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011, due primarily to our more limited loan origination efforts as a result of the lending and growth restrictions imposed under the Supervisory Agreement that the Bank entered into with the Office of Thrift Supervision in October 2010, as well as a decline in overall loan demand. Interest income earned on investment securities increased by $10,000 during the quarter ended September 30, 2012 compared to the same period in fiscal 2011.  The average balance of our investment securities increased by $6.4 million during the three months ended September 30, 2012 compared to the prior fiscal year period, which more than offset a nine basis point decrease in the average yield earned on investment securities.

The Company’s interest and dividend income decreased by $4.0 million, or 13.3% in the fiscal year ended September 30, 2012 compared to the fiscal year ended September 30, 2011.  Interest income decreased in the fiscal year ended September 30, 2012 from the prior comparable period in fiscal 2011 due primarily to a $4.1 million reduction in interest income earned on loans, reflecting a decline in the average balance of loans receivable and lower average yields on loans in the fiscal 2012 period.  During the fiscal 2012 compared fiscal 2011, the average yield on the Company’s loan portfolio decreased by 29 basis points to 5.02% from 5.31%. The average balance of loans receivable decreased by $51.7 million, or 9.7%, in fiscal 2012 compared to fiscal 2011, due primarily to a decline in overall loan demand, the securitization and sale of approximately $10.7 million of fixed-rate first mortgage loans during fiscal year 2012, as well as our more limited origination efforts as a result of the lending and growth restrictions imposed under the Supervisory Agreement that the Bank entered with the Office of Thrift Supervision in October 2010. The average yield on investment securities was 1.93% for the fiscal year ended September 30, 2012, which was substantially unchanged from fiscal 2011 and the average balance of our investment securities increased by $8.6 million during the fiscal year ended September 30, 2012 compared to the prior fiscal year period.

The Company’s interest expense for the three month period ended September 30, 2012 was $2.0 million, a decrease of $367,000 from the three month period ended September 30, 2011. There was a $363,000 decrease in interest expense on deposits and a $4,000 decrease in interest on FHLB borrowings during the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011.  The average balance of deposit accounts decreased by $23.6 million, or 4.4%, in the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011, due primarily to an $8.3 million decrease in the average balance of certificates of deposit and a $14.2 million decrease in money market accounts. The average rate paid on deposits decreased to 1.22% for the fourth quarter of fiscal 2012 from 1.44% for the fourth quarter of fiscal 2011. The average rate paid on borrowed funds increased to 3.58% in the fourth quarter of fiscal 2012 compared to 3.53% in the fourth quarter of fiscal 2011.

The Company’s interest expense for the year ended September 30, 2012 was $8.4 million, a decrease of $1.8 million from the year ended September 30, 2011. There was a $1.8 million decrease in interest expense on deposits and a $25,000 decrease in interest on FHLB borrowings during fiscal 2012 compared to the fiscal 2011.  The average balance of deposit accounts decreased by $25.9 million, or 4.8%, in fiscal 2012 compared fiscal 2011, due primarily to a $21.0 million decrease in the average balance of certificates of deposit and a $7.4 million decrease in money market accounts. The average rate paid on deposits decreased to 1.29% for fiscal 2012 from 1.55% for fiscal 2011. The average rate paid on borrowed funds increased to 3.54% in fiscal 2012 compared to 3.50% in fiscal 2011.

The Company's other, or non-interest, income increased by $267,000 to $691,000 for the three months ended September 30, 2012 from the comparable prior year period. The increase in other income during the fourth quarter of fiscal 2012 was due primarily in part to an $88,000 gain recorded on the sale of investment securities, a $62,000 increase in other real estate owned (“REO”) rental income and an $116,000 gain on the sale of REO in the fourth quarter of fiscal 2012.

    The Company's other, or non-interest, income increased by $1.3 million to $3.1 million for the fiscal year ended September 30, 2012 from the comparable prior year period. The increase in other income during fiscal 2012 was due primarily to a $751,000 gain on the sale of investments as a result of a $415,000 gain on the securitization and sale of $10.7 million of long-term fixed-rate residential mortgage loans and a $336,000 gain on the sale of $15.7 million of investment securities during the fiscal year ended September 30, 2012. Additionally, there was an increase in REO rental income in the amount of $565,000 during the fiscal year ended September 30, 2012 compared to the fiscal year ended September 30, 2011.

Other, or non-interest, expense of the Company decreased by $990,000 for the fourth quarter ended September 30, 2012 over the comparable prior fiscal year period. The decrease in other operating expenses in the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011 was due primarily to a $909,000 decrease in other real estate owned expense and a $275,000 decrease in professional fees, primarily reflecting a reduction in the level of our problem assets requiring outside professionals in connection with our resolution efforts.  These reductions were partially offset by a $133,000 increase in salaries and employee benefits and an $85,000 increase in federal deposit insurance premiums in the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011.  For the fourth quarter of fiscal 2012, the Company had an income tax expense of $8,000 due primarily to the recognition of $225,000 in pre-tax income.

Other, or non-interest, expense of the Company decreased by $1.5 million for the fiscal year ended September 30, 2012 over the comparable prior fiscal year period. The decrease in other operating expenses in fiscal 2012 compared to fiscal 2011 was due primarily to a $1.2 million decrease in other real estate owned expense, a $274,000 decrease in federal deposit insurance premiums, due to a lower deposit base in the fiscal 2012 period, and a $359,000 decrease in professional fees.  These decreases were partially offset by a $344,000 increase in salaries and employee benefits and a $130,000 increase in data processing in the fiscal year ended September 30, 2012 compared to the fiscal year ended September 30, 2011. For fiscal 2012, the Company had an income tax expense of $628,000 compared to an income tax benefit of $3.6 million for fiscal 2011.  The increase in income tax expense for the fiscal year ended September 30, 2012 was primarily due to the recognition of $2.6 million in pre-tax income during the fiscal year ended September 30, 2012 compared to a $9.7 million pre-tax loss during the fiscal 2011.

The Company’s total assets amounted to $711.8 million at September 30, 2012 compared to $666.6 million at September 30, 2011.  The primary reasons for the $45.2 million increase in assets during fiscal 2012 was an increase of $98.4 million in cash and cash equivalents and a $2.3 million increase in investment securities. These increases were partially offset by an aggregate $49.0 million decrease in net loans receivable and a $3.7 million reduction in REO. The increase in cash and cash equivalents during fiscal 2012 was due to $56.7 million in subscription funds held in escrow at the Bank at fiscal year end from our second step conversion and stock offering. Subsequent to September 30, 2012, we returned approximately $20.8 million in excess subscription funds.  The decrease in loans receivable during fiscal 2012 was due to a $10.7 million loan sale securitization during fiscal 2012, as well as decreased demand from consumers, the internal lending restrictions we adopted early in fiscal 2010, and the restrictions imposed by the Supervisory Agreements that we entered into with the Office of Thrift Supervision in October 2010. The $3.7 million reduction in REO at September 30, 2012 compared to September 30, 2011, was due to $6.1 million of net sales in REO properties, at a net gain of $73,000, and $1.0 million in reductions to REO fair values, which are reflected as REO expense during fiscal 2012. Our total REO amounted to $4.6 million at September 30, 2012 compared to $8.3 million at September 30, 2011.

The Company’s total liabilities at September 30, 2012, were $649.2 million compared to $606.3 million at September 30, 2011. The $42.9 million, or 7.1% increase in total liabilities was due primarily to an increase in other liabilities, primarily reflecting the $56.7 million in subscription funds received in our second-step stock offering and held in escrow at the Bank, which was partially offset by a $13.5 million decrease in total deposits for fiscal 2012. Our total deposits were $541.0 million at September 30, 2012 compared to $554.5 million at September 30, 2011. There was a $1.0 million decrease in our FHLB advances for fiscal 2012.

The Company’s shareholders’ equity increased by $2.3 million to $62.6 million at September 30, 2012 compared to $60.3 million at September 30, 2011 primarily due to an increase in retained earnings and the effect of an increase in our accumulated other comprehensive income at September 30, 2012. Retained earnings increased by $2.0 million to $38.6 million at September 30, 2012 primarily as a result of the $2.0 million net income for fiscal 2012. Our ratio of equity to assets was 8.80% at September 30, 2012.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At September 30,
	2012	2011
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$711,779	$666,568
Loans receivable, net	457,001	506,019
Securities held to maturity	470	3,797
Securities available for sale	79,988	74,389
FHLB borrowings	48,085	49,098
Deposits	540,988	554,455
Shareholders’ equity	62,604	60,284
Total liabilities	649,175	606,284
Allowance for loan losses	7,581	10,101
Non-accrual loans	9,749	12,915
Non-performing assets	14,343	21,236
Performing troubled debt restructurings	8,187	10,340
Non-performing assets and performing troubled debt restructurings	22,530	31,576

	Three Months Ended September 30,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$6,108	$7,178
Total interest expense	1,992	2,359
Net interest income	4,116	4,819
Provision for loan losses	450	1,750
Net interest income after provision for loan losses	3,666	3,069
Total other income	691	424
Total other expense	4,132	5,122
Income tax expense (benefit)	8	(596)
Net income (loss)	$217	$(1,033)
Net earnings (loss) per share	$0.04	$(0.17)
Dividends declared per share	$-	$-

	Year Ended September 30,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$25,775	$29,726
Total interest expense	8,412	10,198
Net interest income	17,363	19,528
Provision for loan losses	810	12,392
Net interest income after provision for loan losses	16,553	7,136
Total other income	3,065	1,729
Total other expense	17,031	18,556
Income tax expense (benefit)	628	(3,579)
Net income (loss)	$1,959	$(6,112)
Net earnings (loss) per share	$0.33	$(1.04)
Dividends declared per share	$-	$0.03

	Three Months Ended September 30,		Year Ended September 30,
	2012	2011	2012	2011
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.95%	4.54%	4.15%	4.60%
Average rate on interest-bearing liabilities	1.43	1.62	1.48	1.72
Average interest rate spread(2)	2.52	2.92	2.67	2.88
Net interest margin(3)	2.66	3.05	2.79	3.02
Total non-interest expense to average assets	2.53	3.06	2.59	2.72
Efficiency ratio(4)	83.95	97.69	83.37	87.29
Return on average assets	0.13	(0.62)	0.30	(0.90)
Return on average equity	1.38	(6.72)	3.15	(9.64)

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	2.11%	2.52%	2.11%	2.52%
Non-performing assets as a percent of total assets	2.02	3.19	2.02	3.19
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.17	4.74	3.17	4.74
Allowance for loan losses as a percent of non-accrual loans	77.76	78.21	77.76	78.21

Capital Ratios(5):
Total risk-based capital to risk weighted assets	14.21%	12.01%	14.21%	12.01%
Tier 1 risk based capital to risk weighted assets	12.96	10.76	12.96	10.76
Tangible capital to tangible assets	7.70	7.54	7.70	7.54
Tier 1 leverage (core) capital to adjustable tangible assets	7.70	7.54	7.70	7.54
Shareholders’ equity to total assets	8.80	9.04	8.80	9.04

___________________________
(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets. Subsequent to September 30, 2012, the Company infused an additional $25.0 million into the Bank upon the successful completion of our second-
      step conversion and stock offering.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	September 30, 2012	June 30, 2012	September 30, 2011
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,402	$1,225	$759
Construction and Development:
Residential and commercial	-	1,050	-
Commercial:
Commercial real estate(1)	1,778	-	195
Other	-	587	22
Consumer:
Home equity lines of credit	220	15	16
Second mortgages	1,140	1,313	1,701
Other	4	-	16
Total	$4,544	$4,190	$2,709
_____________________
(1) Includes one loan deemed to be a troubled debt restructuring (“TDR”) in the amount of $1.4 million which was more than 60 days past due at September 30, 2012.

The table below sets forth our non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest at any of the dates of the table below.

	September 30, 2012	June 30, 2012	September 30, 2011
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$3,540	$4,118	$2,866
Construction and development:
Residential and commercial(1)	3,788	2,659	6,617
Commercial:
Commercial real estate	1,458	2,814	1,765
Other	201	201	229
Consumer:
Home equity lines of credit	23	23	61
Second mortgages	739	813	1,377
Total non-accruing loans	9,749	10,628	12,915
Other real estate owned and other foreclosed assets:
Residential mortgage	1,262	1,341	3,872
Construction and development:
Land	-	99	-
Commercial:
Commercial real estate	2,405	2,742	4,415
Multi-family	486	-	-
Other	-	34	34
Consumer:
Second mortgages	441	-	-
Total	4,594	4,216	8,321
Total non-performing assets	14,343	14,844	21,236

Performing troubled debt restructurings:
Residential mortgage	864	870	1,049
Construction and development:
Land loans	1,148	1,151	1,160
Commercial:
Commercial real estate(2)	6,000	6,062	7,919
Other	175	175	175
Consumer:
Home equity lines of credit	-	-	37
Total	8,187	8,258	10,340
Total non-performing assets and performing troubled debt restructurings	$22,530	$23,102	$31,576
Ratios:
Total non-accrual loans as a percent of gross loans	2.11%	2.26%	2.52%
Total non-performing assets as a percent of total assets	2.02%	2.27%	3.19%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.17%	3.53%	4.74%
________________________
(1) At September 30, 2012, includes two non-accruing loans to one borrower classified as TDRs in the aggregate amount of $1.4 million.
(2) At September 30, 2012, includes one TDR in the aggregate amount of $1.4 million which was more than 60 days past due at such date.